UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 12, 2026

WABASH NATIONAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-10883	52-1375208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3900 McCarty Lane
Lafayette Indiana	47905
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 771-5310

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WNC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 12, 2026, Wabash National Corporation (the “Company”) entered into a Sixth Amendment to Second Amended and Restated Credit Agreement (the “Amendment”), among the Company, certain of its subsidiaries party thereto as loan parties, the lenders party thereto and Wells Fargo Capital Finance, LLC, as the administrative agent (the “Agent”), which amended the Company’s existing Second Amended and Restated Credit Agreement dated as of December 21, 2018 (as previously amended and as amended by the Amendment, the “Credit Agreement”).

Under the Credit Agreement, the lenders agree to make available a $300 million revolving credit facility to the Company and certain of its subsidiaries party to the Credit Agreement from time to time as borrowers (collectively, the “Borrowers”). The Company has the option to increase the total commitments under the facility by up to an additional $175 million, subject to certain conditions, including obtaining commitments from one or more lenders, whether or not party to the Credit Agreement, to provide such additional commitments. The Credit Agreement matures upon the earliest of (i) August 12, 2031, (ii) the date that is 91 days prior to the maturity of the Company’s 4.50% Senior Notes due 2028, (iii) the date that is 91 days prior to the maturity of the Company’s 4.00% Convertible Senior Notes due 2032, and (iv) the date that is 91 days prior to the maturity of debt of any one or more of the loan parties under the Credit Agreement in an aggregate outstanding principal amount exceeding $40 million.

Availability under the Credit Agreement will be based upon borrowing base certifications of the Borrowers’ eligible inventory, eligible leasing inventory and eligible accounts receivable, and will be reduced by certain reserves in effect from time to time. Availability is also reduced by a $40 million availability block in effect until (such date, the “Financial Covenant Conversion Date”) (i) the date upon which the Company’s fixed charge coverage ratio for the 12 fiscal month periods ending as of the two most recently ended consecutive fiscal quarters is greater than 1.0 to 1.0, with the first of such two most recently ended fiscal quarters ending no earlier than December 31, 2026, and (ii) provided no event of default is in existence on such date. Subject to availability, the Credit Agreement provides for a letter of credit subfacility in the amount of $25 million and allows for swingline loans in the amount of up to $30 million.

Outstanding borrowings under the Credit Agreement will bear interest at an annual rate, at the Borrowers’ election, equal to (i) term SOFR plus a margin ranging from 1.50% to 2.00% or (ii) a base rate plus a margin ranging from 0.50% to 1.00%, in each case depending upon the monthly average excess availability under the revolving credit facility. The Borrowers are required to pay a monthly unused line fee equal to 0.20% times the average daily unused availability along with other customary fees and expenses of the Agent and the lenders.

The Credit Agreement is required to be guaranteed by certain subsidiaries of the Company (each a “Guarantor”) and is secured by substantially all personal property of each Borrower and Guarantor.

The Credit Agreement contains customary covenants limiting the ability of the Company and certain of its subsidiaries to, among other things, pay dividends, incur debt or liens, redeem or repurchase stock, enter into transactions with affiliates, merge, dissolve, repay subordinated indebtedness, make investments and dispose of assets. In addition, the Company will be required to maintain (i) prior to the Financial Covenant Conversion Date, minimum liquidity of $90 million at all times, other than with respect to a period of no more than three consecutive business days in any month, and (ii) on and after the Financial Covenant Conversion Date, a minimum fixed charge coverage ratio of not less than 1.0 to 1.0 as of the end of any period of 12 fiscal months when excess availability under the Credit Agreement (calculated without giving effect to the $40 million availability block) is less than the greater of (a) 10.0% of the lesser of (x) the total revolving commitments and (y) the borrowing base and (b) $25 million.

The Credit Agreement contains customary events of default. If an event of default occurs and is continuing, the lenders may, among other things, require the immediate payment of all amounts outstanding and foreclose on collateral. In addition, in the case of an event of default arising from certain events of bankruptcy or insolvency, the lenders’ obligations under the Credit Agreement would automatically terminate, and all amounts outstanding under the Credit Agreement would automatically become due and payable.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Index

Exhibit No.	Description

10.1	Sixth Amendment to Second Amended and Restated Credit Agreement, dated as of August 12, 2026, among Wabash National Corporation, certain subsidiaries of Wabash National Corporation, the lenders party thereto and Wells Fargo Capital Finance, LLC as administrative agent.

104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WABASH NATIONAL CORPORATION

Date: August 13, 2026	By:	/s/ Patrick Keslin
Patrick Keslin
Senior Vice President and Chief Financial Officer